    As filed with the Securities and Exchange Commission on August 20, 1997
                           Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                                ENVIROGEN, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                ---------------
            Delaware                                   22-2899415
     (State of Incorporation)            (I.R.S. Employer Identification Number)


                                              Harcharan S. Gill, President
                                                    Envirogen, Inc.
      4100 Quakerbridge Road                     4100 Quakerbridge Road
   Lawrenceville, New Jersey 08648           Lawrenceville, New Jersey 08648
         (609) 936-9300                             (609) 936-9300

   (Address, Including Zip Code,          (Name, Address, Including Zip Code,
  and Telephone Number, Including         and Telephone Number, Including Area
    Area Code, of Registrant's            Code, of Agent for Service)
   Principal Executive Offices)

                                ---------------
                                   Copy to:
                          John E. Stoddard III, Esq.
                          Drinker Biddle & Reath LLP
                             105 College Road East
                           Princeton, NJ  08542-0627
                                (609) 716-6504

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                  Amount       Proposed Maximum      Proposed Maximum          Amount of
      Title of Shares             to be         Offering Price           Aggregate            Registration
     to be Registered           Registered       Per Share (1)        Offering Price(1)           Fee
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value    10,385,715           $2.625              $27,262,501            $8,261
============================================================================================================

(1) Calculated pursuant to Rule 457(c).

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may + +offers to buy be accepted prior to the time the registration statement becomes+
+effective. This prospectus shall not constitute an offer to sell or the       +
+solicitation of an offer to buy nor shall there be any sale of these          +
+securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED AUGUST 20, 1997

PROSPECTUS
----------

                               10,385,715 Shares

                                ENVIROGEN, INC.

                                 Common Stock

          This Prospectus relates to 10,385,715 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Envirogen, Inc. ("Envirogen" or the "Company"). The Shares are being offered for sale pursuant to this Prospectus (the "Offering"), from time to time, by or for the account of the stockholders named herein (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds of this Offering. See "Use of Proceeds."

          The Selling Stockholders, either directly, through agents designated or to be designated from time to time by them, or through underwriters or dealers, may sell the Shares from time to time on terms to be determined by the Selling Stockholders at the time of sale. The Selling Stockholders may also seek, to the extent permitted by applicable laws, to sell the Shares in transactions under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act").

          All expenses of this Offering, other than commissions or discounts of broker-dealers, will be borne by the Company. It is estimated that such expenses to be borne by the Company will approximate $15,000.

          The Selling Stockholders and any broker-dealers, agents, underwriters or dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          The Common Stock is currently traded on the Nasdaq SmallCap Market under the symbol "ENVG." The closing sale price of the Common Stock on the Nasdaq SmallCap Market on August 18, 1997 was $2.56 per share.

                            ----------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
    PAGE 4 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY
                            PROSPECTIVE PURCHASERS.

                            ----------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY  STATE  SECURITIES
          COMMISSION NOR  HAS THE SECURITIES AND EXCHANGE  COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

                            ----------------------


                                         , 1997

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The Company's Common Stock is quoted on the Nasdaq Smallcap Market, and reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

          The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where such contract or document has been filed as an exhibit to the Registration Statement, or other document incorporated by reference, reference is made to the copy of such contract or other document, each such statement being qualified in all respects by such reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company incorporates herein by reference the following documents filed with the Commission under the Exchange Act:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

          (b) The Company's Current Reports on Form 8-K dated January 14, 1997 and April 10, 1997;

          (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

          (d) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; and

          (e) The description of the Company's Common Stock contained in the registration statement (File No. 0-20404) filed by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the Offering of the Shares hereby.

          All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of the Offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents or reports.

          The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Investor Relations, Envirogen, Inc., 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648, telephone (609) 936-9300.

                                 RISK FACTORS

          Prospective investors should consider carefully the following risk factors relating to the business of the Company before purchasing any of the securities offered hereby.

          History of Operating Losses and Accumulated Deficit. The Company has had net losses since its inception, has only recently begun to receive revenues from the use or sale of its biological degradation systems and had an accumulated deficit of $22,424,090 at June 30, 1997. The Company expects to incur additional expenditures for the continued development of its biological degradation systems and the commercialization of its technologies. There can be no assurance that the Company will generate sufficient revenues to achieve profitability.

          Competition and Risk of Technological Obsolescence. The environmental remediation industry is highly competitive and subject to rapid and significant technological change. Others may independently develop technologies similar or superior to those of the Company, which may result in the Company's processes or systems becoming less competitive or obsolete. Competition from other environmental biotechnology companies, as well as from engineering and waste management service companies, universities, research institutions and others, may increase as advances in the treatment and remediation of wastes are made. Many of the Company's competitors have substantially greater financial and marketing resources and capabilities than Envirogen. In addition, some competitors, particularly waste management service companies, may be able to offer a more complete solution to a client's environmental problems than the Company will be able to offer.

          Technology Rights. The Company intends to rely primarily on confidentiality agreements and the expertise of its scientists and consultants to maintain the proprietary nature of its technology. Under certain circumstances, the Company may also seek patent protection for unique microorganisms (including genetically-modified forms) or for novel processes which it develops that degrade hazardous wastes, although the Company does not believe that patents are critical to the successful development of commercially viable biodegradation systems. In general, due to the newness and complexity of the science involved in biotechnology, the application of the patent laws to biotechnology is presently unclear and is undergoing a developing and evolving process. There can be no assurance that the Company's pending patent applications will be granted or, if granted, that their claims will be sustained if challenged. Certain competitors of the Company have been issued patents or have filed applications for patents or have proprietary rights to microorganisms, systems or processes competitive with those of the Company. If patents or proprietary technology rights are obtained by competitors, the Company may be restricted in the utilization of certain of its microorganisms, systems or processes. If the Company is unable to maintain the proprietary nature of its technologies, the Company's financial condition and results of operations could be materially adversely affected.

          To date the Company's research and development agreements have not placed significant restrictions on the Company's use of technology developed under such agreements. In certain cases, the agreements provide for a sharing of rights to the technology which is jointly developed by the Company and the other party, and/or provide for the payment by the Company of limited royalties on the use of technology developed solely by the other party or developed jointly, and/or grant the other party a non-exclusive license to utilize technology developed by the Company under the agreement for its own facilities but not for other purposes (such as commercialization through third parties). In those cases where the other party is granted a license to use portions of the technology developed under the agreement, the Company may lose that party as a potential commercial customer or the scope of services the Company might otherwise render to such customer may be limited. The Company is not able to predict the extent to which future agreements may impose restrictions on the Company's ability to utilize any technology developed under a particular agreement or require the Company to pay royalties on the use of such technology.

          In addition, the Company may seek licenses to other parties' technology in order to develop, manufacture and market certain technologies in the future. However, the Company may not be able to obtain necessary licenses or such licenses may not be available on commercially acceptable terms. Even if such licenses are available, the patents or proprietary rights underlying the licenses may prove to be invalid or unenforceable.

          Reliance on Corporate and Governmental Relationships. The Company has relied and will continue to rely on contracts with corporate and governmental sponsors to fund a significant portion of its research and development activities. No assurance can be given that funding from research and development agreements will continue or, if continued, will be at levels or on terms satisfactory to the Company. The elimination or significant reduction in funding from research and development agreements could narrow the scope of the Company's long-term research and development efforts.

          No Assurance of Additional Financing. The Company may require additional funds to develop and commercialize certain of its technologies. However, the Company may not be successful in raising additional funds to meet its capital requirements or, if successful, the terms of such arrangements may not be advantageous to the Company.

          Governmental Regulations and Approvals. Microorganisms and systems under development by the Company are subject to regulation by various federal, state and local agencies. Such regulation applies to all stages of field testing and to the manufacture and use of the Company's systems and microorganisms. Prior to the manufacture, sale and use of certain of its systems and microorganisms, the Company will be required to conduct extensive toxicology and environmental testing to demonstrate safety. The regulatory process could be costly and time consuming and could delay or prevent research, development, production or marketing of the Company's technologies. Failure to comply with environmental or other related laws could result in the Company facing fines or penalties which could be material in amount or injunctive relief which could materially adversely affect the business of the Company. Furthermore, the Company may encounter objections to the release of its microorganisms into the environment by special interest groups which could deter governmental agencies from granting the requisite approvals or doing so on a timely basis or otherwise might adversely affect the Company's ability to field test and market its products.

          Reliance on Environmental Regulation. Federal, state and local legislation and regulations that require substantial expenditures to meet minimum environmental quality standards and that impose penalties for noncompliance are and will continue to be a principal factor affecting demand for the systems and services being developed or offered by the Company. In addition, the level of enforcement activities by federal, state and local environmental protection agencies will also affect demand. To the extent that the scope or enforcement of such laws and regulations may be eased, the business of the Company could be materially adversely affected.

          Control by Officers and Directors and Their Affiliates. At June 30, 1997, the Company's executive officers and directors and their affiliates, including certain of the Selling Stockholders, owned approximately 52% of the outstanding shares of the Company's Common Stock and, accordingly, may have the effective ability to control the Company. See "Selling Stockholders."

          Limited Manufacturing and Marketing Capability. The Company has had limited experience in manufacturing and marketing its biological degradation systems. The Company does not intend to develop its own bioreactor manufacturing capability as there are a number of independent contractors with experience in specialty fabrication of enclosed vessels and related controls engineering to manufacture bioreactors to the Company's specifications. The Company is building a technical sales force to market the Company's systems and services. There can be no assurance, however, that the Company will successfully develop manufacturing or marketing capabilities either independently or in conjunction with third parties.

          Environmental and Product Liability Risks. Product liability and environmental impairment claims may be asserted against the Company with respect to the testing or use of the Company's technologies. Although the Company has a $5,000,000 contractor's pollution and product liability insurance policy, there can be no assurance that environmental or product liabilities that may be incurred by the Company will be covered by its insurance, that the dollar amount of covered liabilities will not exceed policy limits or that such insurance will continue to be available to the Company on economical terms, if at all. Accordingly, an uninsured judgment against the Company could have a materially adverse effect on the Company. The Company will attempt to mitigate some of the uninsured risks by typically not transporting or taking title to its customers' waste, although such measures are not sufficient to avoid all potential liability.

          Possible Acquisition of Related Businesses or Technologies. The Company from time to time evaluates and investigates possible acquisitions, through purchase, license or otherwise, of related businesses or technologies. There are certain risks associated with acquisitions, including, among others, incorrectly assessing the asset quality and the extent of possible liabilities of a particular business being acquired and encountering greater than anticipated costs of incorporating acquired businesses into the Company. In addition, stockholders of the Company may also experience dilution in the event that the Company uses its Common Stock as consideration for acquisitions or to obtain licenses of new technologies.

          Shares Eligible for Future Sale. Sales in the public market of substantial amounts of the Company's Common Stock (including the Shares offered hereby) could have an adverse effect on the market price of the Common Stock and may make it more difficult for the Company to sell its equity securities in the future at times and prices which its deems appropriate. Substantially all of the outstanding shares of the Company's Common Stock (including the Shares offered hereby) have been registered under the Securities Act or are eligible for resale under Rule 144 under the Securities Act or otherwise. At June 30, 1997 the Company also had outstanding options and warrants to purchase approximately 4,020,479 shares of Common Stock.

          Possible Volatility of Stock Price. There has been significant volatility in the market prices of publicly traded shares of emerging growth companies. Many factors, including, among others, announcements of technical developments, establishment of corporate relationships, governmental regulation, patent or proprietary rights, developments or public concern as to safety or other implications of the biodegradation of hazardous wastes and general market conditions, may have a significant impact on the market price of the Company's securities.

          Absence of Common Stock Dividends. The Company has not paid any cash dividends on its Common Stock since its inception and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.

                                  THE COMPANY

          Envirogen is an environmental biotechnology company combining unique scientific, engineering and management expertise to provide innovative solutions for treating hazardous wastes. Envirogen's strategic approach includes isolating natural organisms, in some cases enhancing their performance through genetic modification, and then developing engineered systems to optimize their activity for biodegradation. The Company also employs complementary, non-biological technologies where appropriate. Through its wholly-owned subsidiary, Fluid Management, Inc., the Company also offers a broad range of specialized environmental consulting services, including remedial investigation, design and construction; solid waste and landfill management; air sciences and engineering; and environmental engineering and compliance management. Envirogen offers solutions for both pollution prevention and remediation problems of corporations and government agencies.

          Envirogen's capabilities mirror the needs of the marketplace, and its acceleration into commercial activity could not be more timely. The Environmental Protection Agency is currently believed to be more receptive to innovative approaches than at any time before. In addition, new regulations that create more stringent requirements for chemical releases, and that now require the destruction of specific, difficult compounds, have produced a need for new biological systems to cost-effectively meet these standards. Envirogen's capabilities for providing technologies to reduce remediation and operating costs, and for destroying recalcitrant contaminants, are well suited to meet these growing market needs. During 1996, Envirogen spent approximately $2.4 million on research and development projects.

          Envirogen was incorporated in Delaware in June 1988. Envirogen's principal office is located at 4100 Quakerbridge Road, Lawrenceville, New Jersey 08648, and its telephone number is (609) 936-9300.

                                USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the Shares, which are being sold by the Selling Stockholders.

                             SELLING STOCKHOLDERS

          The following table lists the names of the persons whose Shares are covered by this Prospectus (the "Selling Stockholders"), and for each, the number of Shares beneficially owned at the commencement of the Offering, the number of Shares being offered for sale and the number of Shares to be beneficially owned after the Offering.



                                     Number of Shares
                                     Owned at                  Number of
                                     Commencement              Shares Being    Shares Owned
Selling Stockholders                 of Offering               Offered         After Offering
--------------------                 -----------------         ------------    --------------

Warburg, Pincus Ventures,
L.P(1)(2)...............................6,095,238                6,095,238          0

William C. Smith(1)(3)..................1,048,620(5)             1,047,620      1,000

Douglas W. Jacobson(1)(4)...............1,047,619(5)             1,047,619          0

Gary W. Hawk(1).........................1,047,619(5)             1,047,619          0

Richard W. Schowengerdt(1)..............1,047,619(5)             1,047,619          0

N.V. VAM................................  158,140                  100,000     58,140
-----------------------

(1) Warburg, Pincus Ventures, L.P. and Messrs. Smith, Jacobson, Hawk and Schowengerdt have agreed not to sell the Shares held by each of them until April 9, 1998 without the prior written consent of the Company.
(2) Robert S. Hillas, a director of the Company, is a general partner of Warburg, Pincus & Co., the sole general partner of Warburg, Pincus Ventures, L.P.
(3) Mr. Smith is a director and the Chairman of the Board of the Company.
(4) Mr. Jacobson is the Senior Vice President of Marketing of the Company.
(5) Includes 104,762 Shares held in escrow (the "Escrow Shares") on behalf of each of Messrs. Smith, Jacobson, Hawk and Schowengerdt with respect to certain indemnification obligations arising out of the Merger Agreement dated January 14, 1997 among the Company, Fluid Management, Inc. and Messrs. Smith, Jacobson, Hawk and Schowengerdt. Any Escrow Shares that are not utilized to satisfy such indemnification obligations may be sold after such indemnification obligations have terminated, which is not expected to occur prior to April 10, 1998.

                             PLAN OF DISTRIBUTION

          The Shares may be sold from time to time to purchasers directly by any of the Selling Stockholders, or, alternatively, any of the Selling Stockholders may from time to time offer the Shares through dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent. Any discounts, commissions or concessions received by any such dealers or agents and any profits on the sale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

          The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale, or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and/or dealers. The Shares are listed on the Nasdaq SmallCap Market and may also be sold in transactions on the Nasdaq SmallCap Market. In addition, the Shares may be sold, to the extent permitted, from time to time in transactions effected in accordance with the provisions of Rule 144 under the Securities Act.

          Notwithstanding the foregoing, Messrs. Smith, Hawk, Jacobson and Schowengerdt and Warburg, Pincus Ventures, L.P. have agreed not to sell the Shares held by each of them until April 9, 1998 without the prior written consent of the Company.

          In connection with the offer and sale of the Shares, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a Selling Stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell the Shares.

          Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not bid for or purchase the Shares until after such person has completed his or her participation in such distribution, including the period of five business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Stockholders and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may affect the timing of purchases and sales of any of the Shares by the Selling Stockholders and any such other person. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market making activities with respect to the Shares.

                                 LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for the Company by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, counsel for the Company. Morgan R. Jones, a partner in Drinker Biddle & Reath LLP, is the Secretary of the Company.


                                    EXPERTS

          The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, changes in stockholders' equity and cash flows of Envirogen, Inc. for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

          The balance sheets as of December 31, 1996 and December 31, 1995 and the related statements of operations, shareholder's deficit and cash flows of Fluid Management, Inc. for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in giving said report.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses payable by the Registrant in connection with this Registration Statement.

     Securities and Exchange Commission Registration Fee ........$  8,261.00
     Legal Fees and Expenses ....................................   5,000.00
     Miscellaneous Expenses  ....................................   1,739.00
                                                                 -----------
     Total ......................................................$ 15,000.00
                                                                 ===========

Item 15. Indemnification of Directors and Officers.

     The Restated Certificate of Incorporation of the Registrant provides as follows:

          A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

     The Registrant's By-Laws generally require the Registrant to indemnify directors and officers to the full extent permissible under Delaware law.

     The Registrant has insurance coverage with Zurich Insurance Company that provides coverage to the Company's directors and officers in the amount of up to $2,000,000.

      Reference is also made to the last Undertaking contained in Item 17 hereof.

Item 16. Exhibits and Financial Statement Schedules.

(a)  Exhibits:


 Exhibit
 Number    Description
 ------    -----------
 5         Opinion of Drinker Biddle & Reath LLP

 23.1      Consent of Coopers & Lybrand L.L.P.

 23.2      Consent of Drinker Biddle & Reath LLP (included in
           Exhibit 5)

 24        Powers of Attorney

(b)  Financial Statement Schedules:

     The following financial statement schedule of the Company is incorporated by reference to the pages indicated in parentheses of the Company's Annual Report on Form 10-K for the year ended December 31, 1996:

     Schedule II - Valuation and Qualifying Accounts (Page 37)
     Report of Independent Accountants (Page 38)

     Schedules not filed herewith are omitted because of the absence of conditions under which they are required.

Item 17. Undertakings.

       The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrenceville, State of New Jersey, on August 20, 1997.


                                       ENVIROGEN, INC.

                                       By: /s/ Harcharan S. Gill
                                           -------------------------------------
                                              Harcharan S. Gill, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on August 20, 1997.

  Signature                       Title
  ---------                       -----

/s/ Harcharan S. Gill             President, Chief Executive Officer
--------------------------        and Director (Principal Executive Officer)
Harcharan S. Gill

William C. Smith*                 Chairman of the Board, Acting Chief
--------------------------        Financial Officer and Director (Principal
William C. Smith                  Financial Officer)

/s/ Patricia A. McQueary          Controller (Principal Accounting Officer)
--------------------------
Patricia A. McQueary

Robert F. Hendrickson*            Director
--------------------------
Robert F. Hendrickson

Robert S. Hillas*                 Director
--------------------------
Robert S. Hillas

Robert F. Johnston*               Director
--------------------------
Robert F. Johnston

Robert C. Miller*                 Director
--------------------------
Robert C. Miller

Peter J. Neff*                    Director
--------------------------
Peter J. Neff

___________________
*Harcharan S. Gill, pursuant to a Power of Attorney executed by each of the directors noted above and filed with the Securities and Exchange Commission as
Exhibit 24 to this Registration Statement on Form S-3, by signing his name hereto, does hereby sign and execute this Registration Statement on Form S-3 on behalf of each of the persons noted above, in the capacities indicated, and does hereby sign and execute this Registration Statement on Form S-3 on his own behalf, in the capacities indicated.

                                         /s/ Harcharan S. Gill
                                         ---------------------------------
                                         Harcharan S. Gill

                                 EXHIBIT INDEX
                                 -------------



Exhibit
Number     Description
------     -----------
5          Opinion of Drinker Biddle & Reath LLP

23.1       Consent of Coopers & Lybrand L.L.P.

23.2       Consent of Drinker Biddle & Reath LLP (included in
           Exhibit 5)

24         Powers of Attorney